SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13D-1 (b)(c), AND (d)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1 )*

                         SHIRE PHARMACEUTICALS GROUP plc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Ordinary Shares, nominal value 5p
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   82481R106*
                          ----------------------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 21 Pages

* The CUSIP number provided is assigned to the American Depository Shares representing the Ordinary Shares of the Issuer. The positions reported herein by the Reporting Persons are held in the form of Ordinary Shares and American Depository Receipts.

CUSIP No. 82481R106                     13G                   Page 2 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,508,032
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,508,032
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,508,032
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.15%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                   Page 3 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          5,508,032
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,508,032
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,508,032
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.15%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                   Page 4 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures IV, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,617,528
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,617,528
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,617,528
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .63%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                   Page 5 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners IV, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,617,528
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,617,528
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,617,528
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .63%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                   Page 6 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,564,530
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,564,530
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,564,530
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .61%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                   Page 7 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,564,530
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,564,530
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,564,530
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .61%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                   Page 8 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       116,278
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          8,690,090
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             116,278
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       8,690,090
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    8,806,368
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.44%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                   Page 9 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harold R. Werner
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          8,690,090
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       8,690,090
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    8,690,090
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.39%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                  Page 10 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William Crouse
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          8,690,090
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       8,690,090
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    8,690,090
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.39%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                  Page 11 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John W. Littlechild
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          8,690,090
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       8,690,090
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    8,690,090
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.39%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                  Page 12 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Christopher Mirabelli
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,564,530
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,564,530
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,564,530
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .61%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 82481R106                     13G                  Page 13 of 21 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Augustine Lawlor
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,564,530
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,564,530
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,564,530
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .61%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

      (a)   Name of Issuer:

            Shire Pharmaceuticals Group plc

      (b)   Address of Issuer's Principal Executive Offices:

            East Anton, Andover
            Hampshire SP10 5RG
            England

Item 2.

      (a)   Name of Person Filing:

            HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor(1). See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.

      (b)   Address of Principal Business Office or, if none, Residence:

            The business address for HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild, Mirabelli and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

--------
      (1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III, HCP IV and HCP V which are the general partners of HCV III, HCV IV and HCV V, respectively, the record holders of shares of the Issuer's securities, respectively, reported hereto. In addition, Messrs. Mirabelli and Lawlor are also general partners of HCP V, which is the general partner of HCV V, the record holder of the shares of Issuer's securities being reported herein.

      (c)   Citizenship:

            HCV III, HCP III, HCV IV, HCP IV, HCV V and HCP V are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor are each United States citizens.

      (d)   Title of Class of Securities:

            Ordinary Shares ("Shares").

      (e)   CUSIP Number:

            82481R106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not applicable.

Item 4. Ownership.

      (a)   Amount Beneficially Owned:

            As of December 31, 2000: HCV III and HCP III beneficially owned 5,508,032 Shares; HCV IV and HCP IV beneficially owned 1,617,528 Shares; HCV V and HCP V beneficially owned 1,564,530 Shares consisting of 1,534,530 Ordinary Shares and 10,000 American Depository Shares(2); Dr. Cavanaugh beneficially owned 8,806,368 Shares consisting of 8,776,368 Ordinary Shares and 10,000 American Depository Shares; Messrs. Werner, Littlechild and Crouse beneficially owned 8,690,090 Shares consisting of 8,660,090 Ordinary Shares and 10,000 American Depository Shares; and Messrs. Mirabelli and Lawlor beneficially owned 1,564,530 Shares consisting of 1,534,530 Ordinary Shares and 10,000 American Depository Shares .

--------
      (2) Each American Depository Share represents three Ordinary Shares. For reporting purposes, the 10,000 American Depository Shares beneficially owned by HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor have been reported as 30,000 Ordinary Shares.

      (b)   Percent of Class:

            As of December 31, 2000: the 5,508,032 Shares beneficially owned by HCV III and HCP III constitute 2.15% of the Issuer's Shares outstanding; the 1,617,528 Shares beneficially owned by HCV IV and HCP IV constitute .63% of the Issuer's Shares outstanding; the 1,564,530 Shares beneficially owned by HCV V and HCP V constitute .61% of the Issuer's Shares outstanding; the 8,806,368 Shares beneficially owned by Dr. Cavanaugh constitute 3.44% of the Issuer's Shares outstanding; the 8,690,090 Shares beneficially owned by Messrs. Werner, Littlechild and Crouse constitute 3.39% of the Issuer's Shares outstanding; and the 1,564,530 Shares beneficially owned by Messrs. Mirabelli and Lawlor constitute .61% of the Issuer's Shares outstanding.

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  Dr. Cavanaugh has the sole power to vote or to direct the vote of the 116,278 Shares owned by him.

            (ii)  shared power to vote or to direct the vote:

                  HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

                  HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, and Crouse share the power to vote or direct the vote of those Shares owned by HCV IV.

                  HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

            (iii) sole power to dispose or to direct the disposition of:

                  Dr. Cavanaugh has the sole power to dispose or direct the disposition of the 116,278 Shares owned by him.

            (iv)  shared power to dispose of or to direct the disposition of:

                  HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner and Littlechild share the power to dispose of or direct the disposition of those Shares owned by HCV III.

                  HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

                  HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse Mirabelli and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

Item 5. Ownership of Five Percent or less of a Class:

            This statement is being filed to report that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Not applicable.

Item 8. Identification and Classification of Members of the Group:

            Not applicable.

Item 9. Notice of Dissolution of Group:

            Not applicable.

Item 10. Certification:

            Not applicable.

                                                             Page 18 of 21 pages

                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 2, 2001             HealthCare Ventures III, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners III, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners III, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Ventures IV, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners IV, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners IV, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Ventures V, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners V, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners V, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         James H. Cavanaugh, Ph.D.


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         Harold R. Werner
                                                             page 19 of 21 pages

Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         John W. Littlechild


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         William Crouse


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         Christopher Mirabelli


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         Augustine Lawlor
                                                             page 20 of 21 pages

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

            The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Shire Pharmaceuticals Group plc and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 2, 2001             HealthCare Ventures III, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners III, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners III, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Ventures IV, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners IV, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners IV, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Ventures V, L.P.,
        Princeton, New Jersey        by its General Partner, HealthCare
                                      Partners V, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             HealthCare Partners V, L.P.
        Princeton, New Jersey
                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                         Administrative Partner


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         James H. Cavanaugh, Ph.D.


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         Harold R. Werner
                                                             page 21 of 21 pages

Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         John W. Littlechild


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Princeton, New Jersey            ---------------------------------------
                                         William Crouse


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         Christopher Mirabelli


Dated:  February 2, 2001             By: /s/ Jeffrey Steinberg, Attorney-in-Fact
        Cambridge, Massachusetts         ---------------------------------------
                                         Augustine Lawlor